Exhibit 99.1

For Immediate Release

Builders FirstSource Reports First Quarter 2019 Results

Solid market fundamentals and strategic execution support another strong quarterly performance

May 2nd, 2019 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the first quarter ending March 31, 2019.

“The execution of our strategic priorities is off to a strong start in 2019. We continued to invest in our industry leading manufacturing capacity, providing customers with value-added solutions to fulfill their most important homebuilding needs. Additionally, our operational efficiency initiatives are producing tangible results through a more agile and efficient operating platform. I am extremely pleased with our team’s outperformance and solid earnings growth in a challenging quarter,” said CEO Chad Crow.

“These investments, combined with the strength of our platform, generated sales volume growth of 6.8 percent, led by double-digit growth in our value-added product categories. Adjusted EBITDA grew by 22 percent, as our team successfully managed lower commodity prices and generated growth across our diverse customer end markets,” added CFO Peter Jackson.

•	Net sales for the quarter were lower by 4.1 percent

•	Commodity deflation decreased sales by 9.3 percent

•	One less sales day in the first quarter of 2019 reduced sales by 1.6 percent

•	Estimated sales volume per day grew by 6.8 percent, led by 10.0 percent volume growth in the value-added product categories

•	Adjusted EBITDA margin increased by 130 basis points

•	Adjusted Net Income increased by 44 percent

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information included herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

First Quarter 2019 Compared to First Quarter 2018:

Net Sales

•

Net sales for the first quarter ending March 31, 2019 were $1.6 billion, a 4.1 percent decrease compared to a year ago. Lumber and lumber sheet goods sales were down 19.6 percent primarily as a result of the deflation in commodity prices as compared to the same period a year ago. We achieved increased sales in our remaining core product categories largely due to higher sales volume.

•

Net sales per day declined by 2.5 percent primarily due to commodity deflation, which depressed sales by 9.3 percent. However, including the impact of commodity deflation, value-added product sales per day grew by 8.8 percent, including sales growth of 8.1 percent in the Windows, Doors, and Millwork category and 9.6 percent in Manufactured Products.

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Builders FirstSource Reports First Quarter 2019 Results (continued)

•

Estimated sales volume per day grew by 6.8 percent as demand grew across our three customer end markets. Single-family grew by 7.5 percent, repair and remodel / other by 5.2 percent and multi-family by 4.1 percent.

Gross Margin

•

Gross margin was $442.0 million, an increase of $30.9 million, or 7.5 percent, over the prior year. Gross margin percentage was 27.1 percent, an expansion of approximately 290 basis points compared to the prior year period. The margin percentage increase was attributable to the decline in the cost of commodities relative to our customer pricing commitments as well as continued pricing discipline. Additionally, growth in the value-added product categories resulted in an improved mix versus the prior year period.

•

Rapid commodity inflation or deflation can cause short-term gross margin percentage fluctuations, whereas higher or lower sustained commodity prices will increase or decrease, respectively, the Company’s net sales, gross margin and Adjusted EBITDA dollars.

Selling, General and Administrative Expenses

•

SG&A in the first quarter of 2019 was $370.1 million, an increase of approximately $11.2 million primarily due to increases in variable compensation related to increased profitability as well as an increase in insurance costs.

•	As a percentage of sales, SG&A increased by 160 basis points to 22.7 percent mainly as a result of the decreased net sales due to commodity deflation as well as the factors described above.

Interest Expense

•

Interest expense decreased by $1.8 million to $24.9 million compared to the same period last year. The year over year reduction is largely due to the repurchases of the 2024 notes executed in the fourth quarter of 2018 and the first quarter of 2019. The transactions also resulted in a gain on debt extinguishment in the amount of $0.7 million which lowered interest expense.

Income Tax Expense

•

Income tax expense in the first quarter of 2019 was $11.3 million or an effective tax rate of approximately 24.0 percent. In the same period the prior year, income tax expense was $2.2 million primarily due to the effect of stock compensation windfall benefits.

Adjusted Net Income

•	Net income was $35.7 million, or $0.31 per diluted share, compared to $23.2 million, or $0.20 per diluted share, in the same period a year ago.

•

Adjusted net income was $39.8 million, or $0.34 per diluted share, compared to $27.6 million, or $0.24 per diluted share, in the first quarter of 2018. The increase of $12.2 million, or 44.2 percent, was primarily driven by increased sales volume, improved profitability and lower interest expense.

Adjusted EBITDA

•

Adjusted EBITDA grew $18.3 million to $100.9 million, an increase of 22.2 percent. The increase was largely driven by the increase in sales volume, particularly in the value-added product categories, combined with the increased gross margin percentage. As a result, Adjusted EBITDA improved to 6.2 percent of sales in the first quarter from 4.9 percent in the same period a year ago.

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Builders FirstSource Reports First Quarter 2019 Results (continued)

Capital Structure, Leverage, and Liquidity Information:

•

Adjusted EBITDA, on a trailing twelve-month basis, was $519.9 million and net debt was $1,582.4 million as of March 31, 2019. The leverage ratio decreased from 4.6x net debt / Adjusted EBITDA at the end of the first quarter of 2018 to 3.0x as of March 31, 2019, a reduction of 1.6x and in line with the Company’s balance sheet management target of between 2.5x and 3.5x.

•

Due to seasonal working capital needs, net cash used in operations and investing was $14.7 million. We expect to generate $190-220 million in cash from operations and investing in 2019, in-line with the Company’s full year cash flow guidance.

•	Liquidity as of March 31, 2019 was $585.9 million, consisting of net borrowing availability under the revolving credit facility and cash on hand.

Please refer to the accompanying financial schedules for more information.

Outlook

“Our team demonstrated the breadth, diversity and strength of our platform in a challenging first quarter.

The fundamentals of demand for housing remain intact as we move into the spring sales season. Although commodity prices will be a headwind compared to last year, our fifteen thousand team members are focused on above market growth and exceptional service to our customers across our national footprint. This includes executing on our strategic initiatives in value-added products and our operational excellence programs. I want to thank our team members who enabled us to deliver value to our customers and excellent financial results to our shareholders,” concluded Mr. Crow.

Conference Call

Builders FirstSource will host a conference call Friday, May 3, 2019 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section after the market closes on Thursday, May 2nd. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-263-0877 (U.S. and Canada) and 323-794-2094 (international), Conference ID: 1017206. A replay of the call will be available at 1:00 p.m. Central Time through May 18th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 1017206. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2018 Sales: $7.7 Billion    | Associates: 15 Thousand    |    Operations in 39 States

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 39 states with approximately 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

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Builders FirstSource Reports First Quarter 2019 Results (continued)

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

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BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2019	2018
	(Unaudited) (In thousands, except per share amounts)
Sales	$1,631,300	$1,700,436
Cost of sales	1,189,325	1,289,384

Gross margin	441,975	411,052
Selling, general and administrative expenses	370,084	358,908

Income from operations	71,891	52,144
Interest expense, net	24,901	26,742

Income before income taxes	46,990	25,402
Income tax expense	11,282	2,182

Net income	$35,708	$23,220

Comprehensive income	$35,708	$23,220

Net income per share:
Basic	$0.31	$0.20

Diluted	$0.31	$0.20

Weighted average common shares:
Basic	115,425	114,090

Diluted	116,531	116,696

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	March 31, 2019	December 31, 2018
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$11,724	$10,127
Accounts receivable, less allowances of $13,004 and $13,054 at March 31, 2019 and December 31, 2018, respectively	648,942	654,170
Other receivables	50,833	68,637
Inventories, net	635,499	596,896
Other current assets	38,756	43,921

Total current assets	1,385,754	1,373,751
Property, plant and equipment, net	669,055	670,075
Operating lease right-of-use assets, net	269,640	—
Goodwill	740,411	740,411
Intangible assets, net	99,286	103,154
Deferred income taxes	13,128	22,766
Other assets, net	22,191	22,152

Total assets	$3,199,465	$2,932,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	471,338	423,168
Accrued liabilities	189,237	292,526
Current portion of operating lease liabilities	60,291	—
Current maturities of long-term debt	17,045	15,565

Total current liabilities	737,911	731,259
Noncurrent portion of operating lease liabilities	213,841	—
Long-term debt, net of current maturities, debt discount, and debt issuance costs	1,562,085	1,545,729
Other long-term liabilities	53,157	58,983

Total liabilities	2,566,994	2,335,971
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 115,603 and 115,078 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,156	1,151
Additional paid-in capital	560,641	560,221
Retained earnings	70,674	34,966

Total stockholders’ equity	632,471	596,338

Total liabilities and stockholders’ equity	$3,199,465	$2,932,309

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three months ended March 31,
	2019	2018
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$35,708	$23,220
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	23,576	22,819
Amortization of debt issuance costs and debt discount	1,149	1,149
Gain on extinguishment of debt	(680)	—
Deferred income taxes	9,638	1,497
Stock compensation expense	2,659	2,890
Gain on sale of assets	(464)	(245)
Changes in assets and liabilities:
Receivables	22,703	(57,132)
Inventories	(38,603)	(85,958)
Other current assets	4,732	(9,481)
Other assets and liabilities	(1,319)	1,552
Accounts payable	47,371	4,376
Accrued liabilities	(100,395)	(83,012)

Net cash provided by (used in) operating activities	6,075	(178,325)

Cash flows from investing activities:
Purchases of property, plant and equipment	(21,524)	(20,113)
Proceeds from sale of property, plant and equipment	720	568

Net cash used in investing activities	(20,804)	(19,545)

Cash flows from financing activities:
Borrowings under revolving credit facility	374,000	555,000
Repayments under revolving credit facility	(331,000)	(399,000)
Repayments of long-term debt and other loans	(24,440)	(2,780)
Exercise of stock options	216	2,041
Repurchase of common stock	(2,450)	(4,855)

Net cash provided by financing activities	16,326	150,406

Net change in cash and cash equivalents	1,597	(47,464)
Cash and cash equivalents at beginning of period	10,127	57,533

Cash and cash equivalents at end of period	$11,724	$10,069

Supplemental disclosure of non-cash activities

Purchases of property, plant and equipment included in accounts payable were $1.9 million and $3.2 million for the three months ended March 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on May 2, 2019.

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019
	(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$35.7	$23.2	$217.7
Integration related expenses	4.8	4.4	19.6
Debt issuance and refinancing cost (1)	(0.7)	—	(3.9)

Adjusted Net Income	39.8	27.6	233.4

Weighted average diluted common shares (in millions)	116.5	116.7
Diluted adjusted net income per share:	$0.34	$0.24

Reconciling items:
Depreciation and amortization expense	23.6	22.8	98.7
Interest expense, net	25.6	26.7	110.3
Income tax (benefit) expense	11.3	2.2	64.7
Stock compensation expense	2.7	2.9	14.2
(Gain)/loss on sale and asset impairments	(0.4)	0.2	(1.6)
Other management-identified adjustments (2)	(1.7)	0.2	0.2

Adjusted EBITDA	$100.9	$82.6	$519.9

Adjusted EBITDA Margin	6.2%	4.9%	6.8%

(1)	Gains associated with extinguishing long term debt in 2019 and 2018.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended March 31,
	2019	2018
	(in millions except per share amounts)
Net sales	1,631.3	1,700.4
Cost of sales	1,189.3	1,289.4

Gross margin	442.0	411.0
Gross margin %	27.1%	24.2%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	20.9%	19.3%
Adjusted EBITDA	100.9	82.6
Adjusted EBITDA margin %	6.2%	4.9%
Depreciation and amortization	(23.6)	(22.8)
Interest expense, net of debt issuance cost and refinancing	(25.6)	(26.7)
Income tax expense	(11.3)	(2.2)
Other adjustments	(0.6)	(3.3)

Adjusted Net Income	$39.8	$27.6

Basic adjusted net income per share:	$0.34	$0.24

Diluted adjusted net income per share:	$0.34	$0.24

Weighted average common shares (in millions)
Basic	115.4	114.1
Diluted	116.5	116.7

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on May 2, 2019.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q1-19 of $370.1M less $23.6M depreciation and amortization, less $4.8M of integration expenses, less $2.7M of stock comp and plus $2.1M gain from sales, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended March 31,
	2019		2018
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	% Change Per Day
Lumber & Lumber Sheet Goods	$517.7	31.7%	$643.9	37.9%	-19.6%	-18.3%
Manufactured Products	317.4	19.5%	294.2	17.3%	7.9%	9.6%
Windows, Doors & Millwork	353.4	21.7%	332.1	19.5%	6.4%	8.1%
Gypsum, Roofing & Insulation	120.9	7.4%	112.9	6.6%	7.1%	8.8%
Siding, Metal & Concrete Products	149.9	9.2%	142.2	8.4%	5.5%	7.1%
Other	172.0	10.5%	175.1	10.3%	-1.8%	-0.2%

Total adjusted net sales	$1,631.3	100.0%	$1,700.4	100.0%	-4.1%	-2.5%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended March 31,
	Interest Expense	Net Debt Outstanding
	(in millions)
2024 Secured Notes @ 5.625% Fixed	$9.6	$675.9
2024 Term Loan @ 5.2% (Floating LIBOR)	6.6	457.1
Revolving Credit Facility @ 3.9% (Floating LIBOR)	2.9	222.0
Amortization of deferred loan costs and debt discount	1.1
Finance leases and other finance obligations	5.2	239.1
Gain on debt extinguishment	(0.7)
Other	0.2
Cash		(11.7)

Total	$24.9	$1,582.4